Computation of Per Share Earnings

                                             Year Ended December 31
                                            1996       1995      1994
                                             (expressed in thousands)

Net income (loss) as reported             $  9,050  $351,860   $ (62,610)
  Preferred dividends                      (39,248)  (25,550)    (54,586)
                                          ________  ________    ________
Primary income (loss)                      (30,198)  326,310    (117,196)
  Assumed conversions:
    Preferred dividends eliminated          28,438    14,740      43,776
    Interest on 7% debentures eliminated      -        2,501       3,439
  Supplemental ESOP contribution           (12,659)  (12,599)    (12,573)
                                          ________  ________    ________
Fully diluted income (loss)               $(14,419) $330,952   $ (82,554)

Average number of common shares
  Primary                                   48,277    55,028      38,110
  Fully diluted                             60,511    61,351      61,407

Net income (loss) per common share
  Primary                                    $(.63)    $5.93      $(3.08)
  Fully diluted                              $(.24)    $5.39      $(1.34)